Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-60973 on Form N-1A of our report dated August 12, 2025, relating to the financial statements and financial highlights of Fidelity Clean Energy ETF, Fidelity Cloud Computing ETF, Fidelity Crypto Industry and Digital Payments ETF, Fidelity Digital Health ETF, Fidelity Electric Vehicles and Future Transportation ETF, and Fidelity Metaverse ETF, appearing on Form N-CSR of Fidelity Covington Trust for the year ended June 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 22, 2025